Exhibit 10.1

Execution Version

Amendment No. 1

Select Medical Holdings Corporation

2020 Equity Incentive Plan

April 25, 2024

Pursuant to the power reserved to it in Section 9.1 of the Select Medical Holdings Corporation 2020 Equity Incentive Plan (the “Plan”), the Board of Directors of Select Medical Holdings Corporation hereby amends the Plan, effective February 13, 2024, as follows:

1. Section 5.1 is hereby amended and restated in its entirety to read as follows:

“5.1. Subject to adjustment as provided in Section 8 hereof and this Section 5, not more than 5,925,000 Shares may be delivered, in the aggregate, pursuant to the Plan on or after the Effective Date with respect to Awards (the “Share Reserve”). No more than 5,925,000 Shares issued under the Plan may be issued pursuant to the exercise of Incentive Stock Options. The Shares issued under the Plan may, at the election of the Board, be (i) authorized but previously unissued Shares or (ii) Shares previously issued and outstanding and reacquired by the Company. No individual shall be eligible to receive, in any one calendar year, Awards with respect to more than 2,000,000 Shares (subject to adjustment as provided in Section 8 hereof). Notwithstanding the foregoing, Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company or any Subsidiary (“Substitute Awards”) shall not reduce the Shares available under the Plan, and to the extent permitted by the rules of the stock exchange on which the Shares are then listed or quoted, shares under a stockholder approved plan of an acquired company (adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the Share Reserve. No Non-Employee Director who is a member of the Board may be granted Awards covering more than 50,000 Shares in any one calendar year.”

2. A new Section 6.8 shall be inserted immediately following Section 6.7, as follows:

“6.8. Minimum Vesting Period. Notwithstanding anything to the contrary in the Plan, the minimum vesting schedule applicable to Awards shall provide for vesting over a service period of not less than one (1) year, with vesting only permitted on or following the one (1) year anniversary of the grant date; provided that (i) such limitation shall not apply to Awards granted for up to an aggregate of five percent (5%) of the maximum number of Shares that may be issued under this Plan and (ii) the Committee may, in its sole discretion, accelerate the vesting of Awards subject to such limitation upon a termination of a Participant’s employment or other service with the Company or a Subsidiary without Cause, termination of a Participant’s employment or other service with the Company or a Subsidiary as the result of the Participant’s Disability, a termination of a Participant’s employment or other service with the Company or a Subsidiary as the result of the Participant’s death, or in the event of a Change in Control.”

To record the adoption of this Amendment No. 1 to the Plan, Select Medical Holdings Corporation has authorized its officers to affix its corporate name effective as of the date indicated above.

[Signature Page Follows]

SELECT MEDICAL HOLDINGS CORPORATION

By:	/s/ Michael E. Tarvin
Name:	Michael E. Tarvin
Title:	Senior Executive Vice President, General Counsel and Secretary

[Signature Page to Amendment to Equity Incentive Plan]